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                                                                    EXHIBIT 99.3

            STERLING CHEMICALS ANNOUNCES STYRENE ENHANCEMENT PROJECT

        Houston, Texas, March 3, 1999 . . .Sterling Chemicals, Inc. is pleased to announce a capital project to upgrade its styrene monomer facility at Texas City, Texas. The phenylacetylene removal project ("PAR project") will reduce phenylacetylene ("PA") produced at Sterling's styrene monomer facility at Texas City, Texas, and will employ Raytheon/Fina technology and a Criterion catalyst. Sterling expects to invest approximately $7 to $8 million in the PAR project, with the allocation of funds coming from the current capital expenditure budget. During the current shutdown of the styrene unit, tie-ins for the PAR project will be made with availability of the low PA styrene product expected by December 31, 1999.

        Conventional styrene processes produce relatively high levels of PA as a byproduct of ethylbenzene dehydrogenation. PA is difficult to remove by conventional distillation; therefore, the PA removal process will be used to treat crude styrene before distillation. The Raytheon/Fina technology, coupled with the Criterion catalyst, has been demonstrated to selectively remove PA with minimum practical processing cost or loss of styrene monomer. Sterling expects the low PA segment of the styrene market to continue to grow as specialty polymer producers expand, build new facilities and develop new products.

        Stan Land, vice president - styrene commented, "Sterling is committed to investing in the overall quality of our business. Our current and future customers deserve the best possible product performance, quality and service excellence we can provide. The investment Sterling is making in phenyl acetylene removal enhances our product performance, bringing our styrene monomer to the highest standard of the industry."

        Peter De Leeuw, president and CEO, explained, "The PAR project represents Sterling's ongoing commitment to being a leading supplier to the styrene market. Our goal is to have the highest quality product along with exemplary services such that we are viewed as the premier competitor in the styrene monomer business."

        Based in Houston, Texas, Sterling Chemicals Holdings, Inc. is a holding company that, through its operating subsidiaries, manufactures petrochemicals, acrylic fibers, and pulp chemicals and provides large-scale chlorine dioxide generators to the pulp and paper industry. The Company has a petrochemical plant in Texas City, Texas; an acrylic fibers plant near Pensacola, Florida; and pulp chemical plants in five Canadian locations and one U.S. site.

         This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Sterling Chemicals believes that such statements


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         are based on reasonable assumptions, it can give no assurance that its expectations will in fact occur. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the timing and extent of changes in commodity prices and global economic conditions, federal and state regulatory developments, Sterling's high financial leverage, the availability of skilled personnel and operating hazards attendant to the industry, as well as the other risk factors discussed in Sterling's Annual Report on Form 10-K for fiscal 1998.